Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TANDEM DIABETES CARE, INC.,

a Delaware corporation

TANDEM DIABETES CARE, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that Article FOURTH of the Certificate is hereby amended to add the following provision as follows:

“Effective immediately upon the filing of this Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every one (1) share of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and changed into 0.596801146 shares of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. Whether or not fractional shares would be issuable upon the Reverse Stock Split shall be determined on the basis of the total number of shares of Common Stock held by each holder.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendments in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Tandem Diabetes Care, Inc. has caused this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation to be signed by the undersigned, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true under penalty of perjury this      day of             , 2013.

Kim D. Blickenstaff,
Chief Executive Officer